CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Financial Statements” and to the use of our report dated January 24, 2001, with respect to Aid Association for Lutherans and to the incorporation by reference of our report dated January 24, 2001, with respect to AAL Variable Annuity Account I, in this Post-Effective Amendment No. 9 to Form N-4 Registration Statement under the Securities Act of 1993 (File No. 33-82054) and this Amendment No. 10 to the Registration Statement under the Investment Company Act of 1940 (File No. 811-8660) and related prospectus and statement of additional information of AAL Variable Annuity Account I.

/s/ Ernst & Young LLP

Milwaukee, Wisconsin
February 22, 2001